Exhibit 99.1

Contacts:

Media: Carling Spelhaug, +1 312-696-6150 or carling.spelhaug@morningstar.com

Margaret Kirch Cohen, +1 312-696-6383 or margaret.cohen@morningstar.com

Investors may submit questions to investors@morningstar.com.

FOR IMMEDIATE RELEASE

Morningstar, Inc. Reports First-Quarter 2014 Financial Results

CHICAGO, April 23, 2014—Morningstar, Inc. (NASDAQ: MORN), a leading provider of independent investment research, today announced its first-quarter 2014 financial results. The company reported consolidated revenue of $181.2 million, a 7.3% increase from $168.9 million in the first quarter of 2013. Consolidated operating income was $38.5 million, down 5.0% from $40.6 million in the same period a year ago. Net income was $26.4 million, or 58 cents per diluted share, in the first quarter of 2014, compared with $29.6 million, or 63 cents per diluted share, in the first quarter of 2013.

Excluding acquisitions and a slight negative effect from foreign currency translations, revenue rose 6.9% in the first quarter of 2014. Revenue excluding acquisitions and foreign currency translations (organic revenue) is a non-GAAP measure; the accompanying financial tables contain a reconciliation to consolidated revenue.

Joe Mansueto, chairman and chief executive officer of Morningstar, said, “Organic revenue growth picked up slightly in the first quarter of 2014, and we continued investing in our existing business as well as in a number of promising initiatives. We hired about 200 new employees year over year, including for product and technology roles in the United States as well as data analysts based in India. While these investments added to our operating expense for the quarter, we see many opportunities to build shareholder value over the long term.”

Financial Highlights

Revenue and Key Operating Metrics

•                  Investment information revenue was $141.3 million, a 4.6% increase from $135.1 million in the first quarter of 2013. Morningstar Data, Morningstar Direct, and Morningstar Advisor Workstation were the main contributors to revenue growth. These positive results were partially offset by a $2.3 million revenue decline for Principia. The company has been migrating Principia clients to Morningstar Advisor Workstation and other Morningstar products and expects to continue supporting clients using Principia until the end of 2014.

•                  Investment management revenue was $39.9 million, an 18.1% increase from $33.8 million in the first quarter of 2013. Retirement Solutions and Morningstar Managed Portfolios were the main contributors to revenue growth, and revenue for Investment Advisory services was up slightly versus the same period of 2013.

•                  Consolidated operating income was $38.5 million in the first quarter of 2014, a 5.0% decrease from the same period in 2013. Operating expense rose $14.3 million, or 11.2%, in the first quarter of 2014, mainly because of higher salary and other compensation-related expense from additional headcount.

•                  Operating margin was 21.3% in the first quarter of 2014, down from 24.0% in the same period in 2013.

Cash Flow and Balance Sheet

•                  Morningstar generated negative free cash flow of $8.9 million in the first quarter of 2014, reflecting positive cash provided by operating activities of $11.9 million less $20.8 million of cash used for capital expenditures. Free cash flow is a non-GAAP measure; the accompanying financial tables contain a reconciliation to cash provided by operating activities. Morningstar defines free cash flow as cash provided by or used for operating activities less capital expenditures. The company made bonus payments of $39.8 million in the first quarter of 2014, compared with $36.6 million in the first quarter of 2013. Morningstar typically pays annual bonuses in the first quarter. As a result, first-quarter operating cash flow tends to be lower compared with subsequent quarters.

•                  As of March 31, 2014, cash, cash equivalents, and investments totaled $264.0 million, compared with $298.6 million as of Dec. 31, 2013. Of the $700 million authorized under its share repurchase program, Morningstar had purchased a total of 7.4 million shares for $471.5 million as of March 31, 2014. In the first quarter of 2014, Morningstar repurchased approximately 280,000 shares for $21.7 million.

•                  On April 1, 2014, the company used approximately $28 million in cash to acquire ByAllAccounts, Inc., a provider of innovative data aggregation technology for financial applications, to enhance many of its key solutions across core customer groups, particularly offerings that support an advisor’s workflow.

•                  The company expects to pay approximately $7.6 million for its regular quarterly dividend on April 30, 2014.

Comparability of Year-Over-Year Results

Several items affected the comparability of first-quarter 2014 results versus the same period in 2013:

•                  Morningstar moved to a more centralized organizational structure in 2013. As a result, approximately 180 net positions shifted from the general and administrative and sales and marketing categories to cost of revenue. For the first quarter of 2014 compared with the same period in 2013, changes related to the company’s more centralized organizational structure added approximately $7 million of compensation expense to cost of revenue. At the same time, these changes reduced compensation expense in the sales and marketing and general and administrative expense categories by approximately $4 million and $3 million, respectively.

•                  As a result of a change in accounting estimate involving revenue recognition for certain investment management contracts with minimum fee features, Morningstar recognized an additional $1.7 million of investment management revenue in the first quarter of 2014 that will not recur in future quarters.

•                  During the first quarter of 2014, commission expense rose $2.9 million compared with the prior-year period, mainly because of a change to the company’s sales commission structure that requires a different accounting treatment. Morningstar now expenses sales commissions as incurred instead of amortizing them over the term of the underlying contracts. The company continues to amortize the prepaid commission balance from the previous commission structure and expensed an additional $2.7 million of commission cost in the quarter. Morningstar expects to incur additional commission expense for the next several quarters because of this change.

Operating Highlights

•                  Licenses for Morningstar Direct rose 15.5% to 8,858.

•                  Assets under management and advisement for Retirement Solutions were approximately $68.0 billion as of March 31, 2014, versus $51.9 billion as of March 31, 2013. Assets under management and advisement for Morningstar Managed Portfolios were approximately $7.8 billion as of March 31, 2014, compared with $5.3 billion as of March 31, 2013. Both product lines benefited from strong market performance and asset inflows.

•                  Companies that offer variable annuities have continued to face difficult market conditions, which has prompted some of Morningstar’s clients to begin managing their fund-of-funds portfolios in-house instead of using outside subadvisors. Because of this trend, Investment Advisory assets under advisement as of March 31, 2014 were $12.0 billion lower versus the same date in 2013.

Investor Communication

Morningstar encourages all interested parties—including securities analysts, current shareholders, potential shareholders, and others—to submit questions in writing. Investors and others may send questions about Morningstar’s business to investors@morningstar.com or write to the company at:

Morningstar, Inc.

Investor Relations

22 W. Washington Street

Chicago, IL 60602

Morningstar will make written responses to selected inquiries available to all investors at the same time in Form 8-Ks furnished to the Securities and Exchange Commission, generally on the first Friday of every month.

Annual Shareholders’ Meeting

Investors are invited to attend Morningstar’s annual meeting at 9 a.m. Central Time on Tuesday, May 13, 2014, at its corporate headquarters at 22 W. Washington Street in Chicago. If you would like to attend, please register at http://corporate.morningstar.com/US/asp/meetingregistration.aspx.

About Morningstar, Inc.

Morningstar, Inc. is a leading provider of independent investment research in North America, Europe, Australia, and Asia. The company offers an extensive line of products and services for individual investors, financial advisors, asset managers, and retirement plan providers and sponsors. Morningstar provides data on approximately 456,000 investment offerings, including stocks, mutual funds, and similar vehicles, along with real-time global market data on more than 12 million equities, indexes, futures, options, commodities, and precious metals, in addition to foreign exchange and Treasury markets. Morningstar also offers investment management services through its registered investment advisor subsidiaries and had approximately $164 billion in assets under advisement and management as of March 31, 2014. The company has operations in 27 countries.

Caution Concerning Forward-Looking Statements

This press release contains forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue.” These statements involve known and unknown risks and uncertainties that may cause the events we discuss not to occur or to differ significantly from what we expect. For us, these risks and uncertainties include, among others, liability for any losses that result from an actual or claimed breach of our fiduciary duties; failing to differentiate our products and continuously create innovative, proprietary research tools; failing to respond to technological change, keep pace with new technology developments, or adopt a successful technology strategy; a prolonged outage of our database and network facilities; any failures or disruptions in our electronic delivery systems and the Internet; liability and/or damage to our reputation as a result of some of our pending litigation; liability related to the storage of personal information about our users; general industry conditions and competition, including current global financial uncertainty, trends in the mutual fund industry, and continued growth in passively managed investment vehicles; the impact of market volatility on revenue from asset-based fees; failing to maintain and protect our brand, independence, and reputation; changes in laws applicable to our investment advisory or credit rating operations, compliance failures, or regulatory action; and challenges faced by our non-U.S. operations, including the concentration of development work at our offshore facilities in China and India. A more complete description of these risks and uncertainties can be found in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2013. If any of these risks and uncertainties materialize, our actual future results may vary significantly from what we expected. We do not undertake to update our forward-looking statements as a result of new information or future events.

Non-GAAP Financial Measures
To supplement Morningstar’s consolidated financial statements presented in accordance with U.S. Generally Accepted Accounting Principles (GAAP), Morningstar uses the following measures considered as non-GAAP by the U.S. Securities and Exchange Commission: free cash flow, consolidated revenue excluding acquisitions and foreign currency translations (organic revenue), and international revenue excluding acquisitions and foreign currency translations. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies.

Morningstar presents free cash flow solely as supplemental disclosure to help investors better understand how much cash is available after Morningstar spends money to operate its business. Morningstar uses free cash flow to evaluate its business. Free cash flow should not be considered an alternative to any measure required to be reported under GAAP (such as cash provided by (used for) operating, investing, and financing activities). For more information on free cash flow, please see the reconciliation from cash provided by operating activities to free cash flow included in the accompanying financial tables. Morningstar presents consolidated revenue excluding acquisitions and foreign currency translations (organic revenue) and international revenue excluding acquisitions and foreign currency translations because the company believes these non-GAAP measures help investors better compare period-to-period results. For more information, please see the reconciliation provided in the accompanying financial tables.

All dollar and percentage comparisons, which are often accompanied by words such as “increase,” “decrease,” “grew,” “declined, “ or “was similar” refer to a comparison with the same period in the previous year unless otherwise stated.

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©2014 Morningstar, Inc. All Rights Reserved.

MORN-E

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Income

	Three months ended March 31
(in thousands, except per share amounts)	2014	2013	change

Revenue	$181,165	$168,856	7.3%
Operating expense(1)(2):
Cost of revenue	75,714	61,650	22.8%
Sales and marketing	28,428	27,980	1.6%
General and administrative	26,104	27,327	(4.5%	)
Depreciation and amortization	12,387	11,339	9.2%
Total operating expense	142,633	128,296	11.2%
Operating income	38,532	40,560	(5.0%	)
Operating margin	21.3%	24.0%	(2.7)pp

Non-operating income (expense):
Interest income, net	585	741	(21.1%	)
Other income, net	280	204	37.3%
Non-operating income, net	865	945	(8.5%	)

Income before income taxes and equity in net income of unconsolidated entities	39,397	41,505	(5.1%	)
Equity in net income of unconsolidated entities	599	497	20.5%
Income tax expense	13,650	12,427	9.8%
Consolidated net income	26,346	29,575	(10.9%	)
Net loss attributable to noncontrolling interests	30	43	(30.2%	)
Net income attributable to Morningstar, Inc.	$26,376	$29,618	(10.9%	)

Net income per share attributable to Morningstar, Inc.:
Basic	$0.59	$0.64	(7.8%	)
Diluted	$0.58	$0.63	(7.9%	)
Weighted average shares outstanding:
Basic	44,777	46,406	(3.5%	)
Diluted	45,093	46,814	(3.7%	)

	Three months ended March 31
	2014	2013	change
(1) Includes stock-based compensation expense of:
Cost of revenue	$1,762	$1,701	3.6%
Sales and marketing	497	512	(2.9%	)
General and administrative	1,680	1,570	7.0%
Total stock-based compensation expense	$3,939	$3,783	4.1%

(2) Morningstar moved to a more centralized organizational structure in 2013. As a result, approximately 180 net positions shifted from the general and administrative and sales and marketing categories to cost of revenue. For the first quarter of 2014 compared with the same period in 2013, changes related to the company’s more centralized organizational structure added approximately $7 million of compensation expense to cost of revenue. At the same time, these changes reduced compensation expense in the sales and marketing and general administrative expense categories by approximately $4 million and $3 million, respectively.

NMF — Not meaningful, pp — percentage points

Morningstar, Inc. and Subsidiaries

Operating Expense as a Percentage of Revenue (Unaudited)

	Three months ended March 31
	2014	2013	change

Revenue	100.0%	100.0%	—
Operating expense(1):
Cost of revenue	41.8%	36.5%	5.3pp
Sales and marketing	15.7%	16.6%	(0.9)pp
General and administrative	14.4%	16.2%	(1.8)pp
Depreciation and amortization	6.8%	6.7%	0.1pp
Total operating expense(2)	78.7%	76.0%	2.7pp
Operating margin	21.3%	24.0%	(2.7)pp

	Three months ended March 31
	2014	2013	change
(1) Includes stock-based compensation expense of:
Cost of revenue	1.0%	1.0%	—
Sales and marketing	0.3%	0.3%	—
General and administrative	0.9%	0.9%	—
Total stock-based compensation expense(2)	2.2%	2.2%	—

(2) Sum of percentages may not equal total because of rounding.

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Cash Flows

	Three months ended March 31
($000)	2014	2013

Operating activities
Consolidated net income	$26,346	$29,575
Adjustments to reconcile consolidated net income to net cash flows from operating activities:
Depreciation and amortization	12,387	11,339
Stock-based compensation expense	3,939	3,783
Other, net	(4,048)	(5,475)
Changes in operating assets and liabilities, net of effects of acquisitions and dispositions	(26,740)	(12,549)
Cash provided by operating activities	11,884	26,673
Investing activities
Purchases of investments	(1,697)	(3,694)
Proceeds from maturities and sales of investments	73,712	61,152
Capital expenditures	(20,793)	(9,118)
Other, net	260	892
Cash provided by investing activities	51,482	49,232
Financing activities
Proceeds from stock-option exercises	1,278	2,088
Employee taxes withheld for restricted stock units	(7)	(82)
Excess tax benefits from stock-option exercises and vesting of restricted stock units	573	1,587
Common shares repurchased	(21,697)	(15,240)
Dividends paid	(7,644)	—
Other, net	(5)	(3)
Cash used for financing activities	(27,502)	(11,650)
Effect of exchange rate changes on cash and cash equivalents	609	(3,252)
Net increase in cash and cash equivalents	36,473	61,003
Cash and cash equivalents—Beginning of period	168,160	163,889
Cash and cash equivalents—End of period	$204,633	$224,892

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Balance Sheets

	March 31	December 31
($000)	2014	2013

Assets
Current assets:
Cash and cash equivalents	$204,633	$168,160
Investments	59,340	130,407
Accounts receivable, net	131,464	114,131
Deferred tax asset, net	4,381	3,892
Income tax receivable, net	—	3,942
Other	25,124	26,361
Total current assets	424,942	446,893

Property, equipment, and capitalized software, net	107,438	104,986
Investments in unconsolidated entities	39,176	38,714
Goodwill	327,936	326,450
Intangible assets, net	98,947	103,909
Other assets	8,978	9,716
Total assets	$1,007,417	$1,030,668

Liabilities and equity
Current liabilities:
Accounts payable and accrued liabilities	$39,790	$42,131
Accrued compensation	41,718	71,403
Deferred revenue	159,591	149,225
Income taxes payable	2,267	—
Other	4,491	6,786
Total current liabilities	247,857	269,545

Accrued compensation	7,495	8,193
Deferred tax liability, net	21,743	23,755
Other long-term liabilities	33,605	37,885
Total liabilities	310,700	339,378
Total equity	696,717	691,290
Total liabilities and equity	$1,007,417	$1,030,668

Morningstar, Inc. and Subsidiaries

Supplemental Data (Unaudited)

	As of March 31
	2014	2013		% change

Our business
Morningstar.com Premium Membership subscriptions (U.S.)	123,777	124,138		(0.3%	)
Registered users for Morningstar.com (U.S.)	7,945,324	7,607,716		4.4%
U.S. Advisor Workstation and Morningstar Office licenses	167,207	163,141		2.5%
Principia subscriptions	12,006	25,652		(53.2%	)
Morningstar Direct licenses	8,858	7,671	(1)	15.5%
Assets under advisement and management (approximate)
Investment Advisory services	$84.7 bil	$96.7 bil		(12.4%	)
Retirement Solutions	$68.0 bil	$51.9 bil		31.0%
Morningstar Managed Portfolios	$7.8 bil	$5.3 bil		47.2%
Ibbotson Australia	$3.2 bil	$3.2 bil		0.0%

Our employees (approximate)
Worldwide headcount	3,645	3,445		5.8%
Number of worldwide equity and credit analysts	170	150		13.3%
Number of worldwide fund analysts	110	105		4.8%

(1) Revised to reflect a minor calculation change.

	Three months ended March 31
	2014	2013	% change
Average assets under management and advisement	$161.5 bil	$153.3 bil	5.3%
Number of new commerical mortgage-based securities (CMBS) new-issue ratings completed	9	10	(10.0%	)
Rated balance for CMBS new-issue ratings	$5.6 bil	$5.4 bil	3.7%

	Three months ended March 31
($000)	2014	2013
Revenue
Investment information	$141,270	$135,085
Investment management	39,895	33,771
Consolidated revenue	$181,165	$168,856

Revenue—U.S.	$129,952	$121,413
Revenue—International	$51,213	$47,443

	Three months ended March 31
($000)	2014	2013
Effective tax rate
Income before income taxes and equity in net income of unconsolidated entities	$39,397	$41,505
Equity in net income of unconsolidated entities	599	497
Net loss attributable to noncontrolling interests	30	43
Total	$40,026	$42,045
Income tax expense	$13,650	$12,427
Effective tax rate	34.1%	29.6%

Morningstar, Inc. and Subsidiaries

Reconciliations of Non-GAAP Measures with the Nearest Comparable GAAP Measures

Reconciliation from consolidated revenue to revenue excluding divestitures, acquisitions, and foreign currency translations (organic revenue):

	Three months ended March 31
($000)	2014	2013	% change

Consolidated revenue	$181,165	$168,856	7.3%
Less: divestitures	—	—	NMF
Less: acquisitions	(1,477)	—	NMF
Unfavorable effect of foreign currency translations	806	—	NMF
Revenue excluding acquisitions, divestitures, and foreign currency translations	$180,494	$168,856	6.9%

Reconciliation from international revenue to international revenue excluding divestitures, acquisitions, and foreign currency translations (international organic revenue):

	Three months ended March 31
($000)	2014	2013	% change

International revenue	$51,213	$47,443	7.9%
Less: divestitures	—	—	NMF
Less: acquisitions	(1,477)	—	NMF
Unfavorable effect of foreign currency translations	806	—	NMF
International revenue excluding acquisitions, divestitures, and foreign currency translations	$50,542	$47,443	6.5%

Reconciliation from cash provided by operating activities to free cash flow (a non-GAAP measure):

	Three months ended March 31
($000)	2014	2013	% change

Cash provided by operating activities	$11,884	$26,673	(55.4%	)
Less: Capital expenditures	(20,793)	(9,118)	128.0%
Free cash flow	$(8,909)	$17,555	(150.7%	)